Exhibit 99.8

INDEPENDENT AUDITOR'S REPORT

College Avenue Apartments, Ltd. Partnership
Natchitoches, Louisiana

We have audited the accompanying balance sheet of College Avenue Apartments Limited Partnership (HUD Project No. 064-35276) as of December 31, 2004, and the related statements of income, changes in partners' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit- procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HUD Project No. 064-32576 College Avenue Apartments Limited Partnership as of December 31, 2004, and the results of its operations, changes in partners' equity (deficit) and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 13 to the Financial Statements, the Partnership's housing assistance payments contract expired on February 28, 2004, and HUD has informed management that the contract will not be renewed upon expiration. In addition, the Partnership has a net deficiency in partners' equity (deficit), suffered low levels in net revenue collections, increases in operating and maintenance expenses, as well as recurring negative cash flows from operating activities. Those conditions raise substantial doubt about is ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 13 to the Financial Statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In accordance with Government Auditing Standards and the Consolidated Audit Guide for Audits of HUD Programs issued by the U. S. Department of Housing and Urban Development, we have also issued a report dated May 1, 2005, on our consideration of College Avenue Apartments, L. P.'s internal control, and reports dated May 1, 2005, on its compliance with specific requirements applicable to major HUD programs and specific requirements applicable to Fair Housing and Non-Discrimination, and specific requirements applicable to nonmajor HUD program transactions.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplementary information on the following pages is presented for purposes of additional analysis and is not a required part of the basic financial statements of College Avenue Apartments. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Johnson, Thomas & Cunningham

May 1, 2005
Natchitoches, Louisiana